UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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BORDERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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News Release
MEDIA CONTACT:
Mary Davis
(734) 477-1374
Borders Group Special Shareholder’s Meeting
Adjourned Until Thursday, Sept. 30
ANN ARBOR, Mich. Sept. 29, 2010 — Borders Group, Inc. (NYSE: BGP) today announced that it adjourned its special shareholder’s meeting scheduled for today, Sept. 29, in order to allow additional time for its shareholders to consider the proposals submitted to them for a vote.
The meeting will now be held Sept. 30 at 5 p.m. at the Borders Group headquarters at 100 Phoenix Drive, Ann Arbor, MI 48108. Borders Group may consider additional adjournments to allow shareholders additional time to vote on the proposals if sufficient votes have not been received as of the adjourned meeting date.
Shareholders were asked to approve the issuance to LeBow Gamma Limited Partnership, an entity controlled by Bennett S. LeBow, of a stock purchase warrant exercisable to acquire 35.1 million shares of the company’s common stock as well as the issuance of the shares underlying the warrant. In addition, shareholders were also asked to approve a proposal granting certain consent rights relating to the appointment of executive officers.
“While support for the proposals contained in the proxy statement has been strong, there are a significant number of shareholders who have not yet had the opportunity to vote and we want to give them time to consider the proposals and vote,” said Mike Edwards, President, Borders Group, Inc.
Borders Group encourages all shareholders who owned shares as of Aug. 6 to promptly vote their shares. Those interested in doing so may contact Michael J. Sedlak, Managing Director, Georgeson Inc. at (212) 440 – 9137.
About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading specialty retailer of books as well as other educational and entertainment items. The company employs approximately 19,500 throughout the U.S., primarily in its Borders® and Waldenbooks® stores. Online shopping is offered through borders.com. Find author interviews and vibrant discussions of the products we and our customers are passionate about online at facebook.com/borders, twitter.com/borders and youtube.com/bordersmedia. For more information about the company, visit borders.com/media.
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